Exhibit 99.1

Benefitfocus, Inc. 843-284-1052 ext. 6846 pr@benefitfocus.com Investor Relations: ICR for Benefitfocus, Inc. Brian Denyeau 646-277-1251 brian.denyeau@icrinc.com

Benefitfocus Announces Preliminary Fourth Quarter and Full Year 2013 Financial Results

•	Preliminary 4Q total revenue of $30.3 million grew 36% year-over-year; employer revenue of $13.2 million grew 79% year-over-year
•	Preliminary 2013 total revenue of $104.8 million grew 28% year-over-year, up from 19% growth in 2012; employer revenue of $40.7 million grew 71% year-over-year, up from 49% growth in 2012

Charleston, S.C. – March 6, 2014 – Benefitfocus, Inc. (NASDAQ: BNFT), a leading provider of cloud-based benefits software solutions, today announced unaudited, preliminary financial results for the fourth quarter and full year 2013. The company will conduct its previously scheduled conference call this evening at 5:00 p.m. Eastern Time, and it will provide full financial results after it finalizes the work related to adjusting the historical accounting for its headquarters’ lease, currently accounted for as an operating lease. The adjustment is anticipated to be positive to adjusted EBITDA and slightly negative to non-GAAP EPS on an historical basis. The company expects to meet the filing deadline requirement for Form 10-K with the Securities and Exchange Commission.

“We are pleased to have delivered strong preliminary fourth quarter results, which exceeded our expectations on both the top and bottom line, and were highlighted by 79% growth in our employer revenue,” said Shawn Jenkins, President and Chief Executive Officer of Benefitfocus. “2013 was a milestone year for Benefitfocus as we successfully completed our IPO and employers and insurance carriers increasingly embraced next-generation, cloud-based benefits management solutions to provide more flexible benefits packages and navigate the growing complexity caused by regulatory changes.”

Jenkins added, ”As we begin 2014, we are very excited about Benefitfocus’ business momentum in both of our businesses. We have established a strong leadership position and plan to increase investments in key growth initiatives in order to fully capitalize on the multi-billion dollar market opportunity in front of us. In addition to continuing to expand our sales capacity to fuel the growth of our employer business, we plan to deploy more resources in our rapidly growing private exchange offering and relationships, ramp our third party integration program and increase investments in our accelerating insurance carrier business. Each of these investments is a reflection of our confidence in continued strong market demand and our ability to leverage these investments over time.”

Preliminary Fourth Quarter 2013 Financial Highlights

Revenue

•	Total revenue is expected to be $30.3 million, an increase of 36% compared to the fourth quarter of 2012.
•	Software revenue is expected to be $28.3 million, an increase of 36% compared to the fourth quarter of 2012.
•	Professional services revenue is expected to be $2.0 million, an increase of 45% compared to the fourth quarter of 2012.
•	Employer revenue is expected to be $13.2 million, an increase of 79% compared to the fourth quarter of 2012.
•	Insurance Carrier revenue is expected to be $17.0 million, an increase of 15% compared to the fourth quarter of 2012.

Non-GAAP Net Loss and Adjusted EBITDA

•	Non-GAAP net loss is expected to be ($7.9) million, compared to ($1.7) million in the fourth quarter of 2012. Non-GAAP net loss per share is expected to be ($0.32), based on 24.5 million basic and diluted weighted average common shares outstanding, compared to ($0.08) in the fourth quarter of 2012 based on 21.3 million basic and diluted weighted average common shares outstanding. These non-GAAP net loss and net loss per share results exclude the impact of any changes to the treatment of our lease accounting. In addition, these non-GAAP earnings per share calculations assume our convertible preferred stock was converted to common stock for the quarter.
•	Adjusted EBITDA is expected to be ($5.7) million, compared to positive $67 thousand in the fourth quarter of 2012. These adjusted EBITDA results exclude the impact of any changes to the treatment of our lease accounting.

Balance Sheet and Cash Flow

•	Cash, cash equivalents and marketable securities at December 31, 2013 totaled $78.8 million, compared with $84.7 million at the end of the third quarter of 2013.

Preliminary Full Year 2013 Financial Highlights

Revenue

•	Total revenue is expected to be $104.8 million, an increase of 28% compared to the full year 2012.
•	Software revenue is expected to be $97.7 million, an increase of 29% compared to the full year 2012.
•	Professional services revenue is expected to be $7.0 million, an increase of 21% compared to the full year 2012.
•	Employer revenue is expected to be $40.7 million, an increase of 71% compared to the full year 2012.
•	Insurance Carrier revenue is expected to be $64.1 million, an increase of 11% compared to the full year 2012.

Non-GAAP Net Loss and Adjusted EBITDA

•	Non-GAAP net loss is expected to be ($28.8) million, compared to ($13.7) million in 2012. Non-GAAP net loss per share is expected to be ($1.30), based on 22.2 milion basic and diluted weighted average common shares outstanding, compared to ($0.64) in 2012, based on 21.3 million basic and diluted weighted average common shares outstanding. These non-GAAP net loss and net loss per share results exclude the impact of any changes to the treatment of our lease accounting. In addition, these non-GAAP earnings per share calculations assume our convertible preferred stock was converted to common stock for the full year.
•	Adjusted EBITDA is expected to be ($20.9) million, compared to ($5.5) million in 2012. These adjusted EBITDA results exclude the impact of any changes to the treatment of our lease accounting.

With respect to the Company’s expectations under “Preliminary Fourth Quarter 2013 Financial Highlights” and “Preliminary Full Year 2013 Financial Highlights”, the Company will provide GAAP net loss for both periods after it has completed the review of the above noted accounting adjustment that is currently in process. The company has not reconciled non-GAAP net loss and adjusted EBITDA for the fourth quarter of 2013 or full year 2013 to GAAP earnings because certain of the reconciling items between these GAAP and non-GAAP measures are under review. The Company will provide its reconciliation for the fourth quarter and full year 2013 when it reports finalized financial results.

Fourth Quarter and Recent Business Highlights

•	Ended the quarter with 393 large employer customers, up from 286 at the end of the year ago period and 379 at the end of the third quarter of 2013, and 40 insurance carrier customers, up from 34 at the end of the year ago period and 37 at the end of the third quarter of 2013.

•	New employer customer relationships added during the quarter including AMETEK, Chick-Fil-A, The San Francisco 49ers, Midwest Health and The University of Alabama Health Services Foundation.

•	Added new carrier customer relationships with Prudential Financial, Capital District Physicians’ Health Plan and BlueCross BlueShield of Minnesota.

•	Signed an agreement with the Centers for Medicare & Medicaid Services (CMS) to confirm our status as a Web-Based Entity (WBE). With the agreement, Benefitfocus has extended an employers’ ability to provide a comprehensive benefits solution that accounts for all segments of the employee population, including providing new healthcare coverage options for employees eligible under the Affordable Care Act to receive Advanced Premium Tax Credits (APTC) through the Federally Facilitated Marketplace (FFM).

•	Introduced new product functionality, including a new Flexible Query Tool, that expands our Big Data and Analytics capability to include ad hoc reporting capabilities that enable employers, consultants and insurance carriers to access and analyze the benefits data that is more relevant to their needs. We also introduced Web Stats, which provides customers aggregated information about their employees’ preferences and buying patterns in order to provide the right enrollment experience for their unique population.

•	Appointed Stephen M. Swad, the President and Chief Executive Officer of Rosetta Stone, to its Board of Directors as an independent director. Mr. Swad is chair of the Benefitfocus Board’s Compensation Committee and also serves as a member of the Audit Committee.

Business Outlook

Based on information available as of March 6, 2014, Benefitfocus is issuing guidance for the first quarter and full year 2014 as indicated below.

First Quarter 2014:

•	Total revenue is expected to be in the range of $29.6 million to $30.1 million.
•	Non-GAAP net loss is expected to be in the range of ($13.0) million to ($13.5) million, or ($0.53) to ($0.55) per share, based on 24.5 million basic and diluted weighted average common shares outstanding.
•	Adjusted EBITDA is expected to be in the range of ($10.5) million to ($11.0) million.

Full Year 2014:

•	Total revenue is expected to be in the range of $130.0 million to $134.0 million.
•	Non-GAAP net loss is expected to be in the range of ($59.0) million to ($63.0) million, or ($2.41) to ($2.57) per share, based on 24.5 million basic and diluted weighted average common shares outstanding.
•	Adjusted EBITDA is expected to be in the range of ($49.0) million to ($53.0) million.

Please note that First Quarter 2014 and Full Year 2014 Non-GAAP net loss and Adjusted EBITDA guidance excludes the impact of any changes to the treatment of our lease accounting.

Conference Call Details:

In conjunction with this announcement, Benefitfocus will host a conference call today, March 6, 2014 at 5:00 p.m. Eastern Time to discuss the company’s preliminary financial results. To access this call, dial (855) 233-6991 (domestic) or (317) 586-4497 (international) with conference ID 81195047. A live webcast, as well as the replay, of the conference call will be available on the Investor Relations page of the company’s website at http://investor.benefitfocus.com/. A replay of this conference call can also be accessed by dialing (855) 859-2056 (domestic) or (404) 537-3406 (international) until April 6, 2014.

About Benefitfocus

Benefitfocus (NASDAQ: BNFT), is a leading provider of cloud-based benefits software solutions for consumers, employers, insurance carriers and brokers. Benefitfocus hasserved more than 20 million consumers on its platform that consists of an integrated portfolio of products and services enabling clients to more efficiently shop, enroll, manage and exchange benefits information. With a user-friendly interface and consumer-centric design, the Benefitfocus Platform provides one place for consumers to access all their benefits. Benefitfocus solutions support the administration of all types of benefits, including core medical, dental, and other voluntary benefits plans as well as wellness programs. For more information, visit www.benefitfocus.com.

Non-GAAP Financial Measures

The company uses certain non-GAAP financial measures in this release, including non-GAAP operating loss, net loss, net loss per share, adjusted gross profit, adjusted EBITDA and free cash flow. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flow, that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP.

Non-GAAP operating loss, net loss and net loss per share exclude stock-based compensation expenses and amortization of acquisition related intangible assets. Adjusted gross profit excludes stock-based compensation, amortization of acquisition-related intangible assets, amortization of software development costs and depreciation. We define adjusted EBITDA as net loss before net interest, taxes, and depreciation and amortization expense, adjusted to eliminate stock-based compensation expense and expense related to the impairment of goodwill and intangible assets. We define free cash flow as cash flow from operations less capital expenditures and capitalized software. Please note that other companies might define their non-GAAP financial measures differently than we do.

Management presents  these non-GAAP financial measures in this release because it considers them to be important supplemental measures of performance. Management uses these non-GAAP financial measures for planning purposes, including analysis of the company's performance against prior periods, the preparation of operating budgets and to determine appropriate levels of operating and capital investments. Management believes that these non-GAAP financial measures might provide additional insight for analysts and investors in evaluating the company's financial and operational performance. Management also intends to provide these non-GAAP financial measures as part of the company’s future earnings discussions and, therefore, the inclusion of the non-GAAP financial measures should provide consistency in the company’s financial reporting.

Non-GAAP financial measures have limitations as an analytical tool.

Safe Harbor Statement

Except for historical information, all of the statements, expectations, and assumptions contained in this press release are forward-looking statements, including specifically our business outlook and guidance for the first quarter and full year 2014. Actual results might differ materially from those explicit or implicit in the forward-looking statements. Important factors that could cause actual results to differ materially include: completion of the review of our lease accounting; the immature and volatile market for our products and services; the need to innovate and provide useful products and services; risks related to changing healthcare and other applicable regulations; our ability to compete effectively; our ability to maintain our culture and recruit and retain qualified personnel; privacy, security and other risks associated with our business; and the other risk factors set forth from time to time in our SEC filings,  copies of which are available free of charge within the Investor Relations section of the Benefitfocus website at http://investor.benefitfocus.com/sec.cfm or upon request from our Investor Relations Department. Benefitfocus assumes no obligation and does not intend to update these forward-looking statements, except as required by law.

Source: Benefitfocus, Inc